Exhibit 10.1
EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made the 22nd day of September, 2009 (the “Effective Date”), by and between Atwood Oceanics, Inc., a Texas corporation acting by and through its hereunto duly authorized officer (the “Company”), and John R. Irwin (the “Executive”).

WHEREAS, the Company desires to retain the services of the Executive in the capacity of President and Chief Executive Officer of the Company and, after his retirement from such offices, may desire to retain his services as an employee of the Company, all on a basis which will provide for a continuity of management for the Company according to the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is willing to serve in the capacity of President and Chief Executive Officer and, after his retirement from such offices and at the request of the Company, to continue as an employee of the Company for management continuity according to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Retention.  In consideration of the compensation and benefits hereinafter specified, the Executive hereby agrees to be employed with the Company in the capacity of President and Chief Executive Officer and, after retirement from such offices and if requested by the Company, to continue as an employee of the Company so as to provide management continuity and to discharge his duties in such capacities.  The Company hereby employs the Executive upon the terms and conditions hereinafter set forth.

(b) Exclusive Services.  During the term of his employment, the Executive shall devote his full working time, ability and attention to the business of the Company during the Term (as defined herein) and shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation or organization, whether for compensation or otherwise, without the prior knowledge and consent of the Board of Directors of the Company (the “Board”); provided, however, that the provisions of this Agreement shall not be construed as preventing the Executive from investing in other non-competitive businesses or enterprises if such investments do not require substantial services on the part of the Executive in the affairs or operations of any such business or enterprise so as to significantly diminish the performance by the Executive of his duties, functions and responsibilities under this Agreement; provided further, however, that the provisions of this Agreement shall not be construed as preventing the Executive from continuing any current activities already previously disclosed to the Board or participating in nonprofit or charitable organizations if such activities do not require substantial services on the part of the Executive so as to significantly diminish the performance by the Executive of his duties, functions and responsibilities under this Agreement.

(c) Authority and Duties.  During the Term, the Executive shall have, with regard to the office of President, such authority and shall perform such duties, functions and responsibilities as are specified by the Second Amended and Restated By-laws of the Company (as amended, from time to time, the “Bylaws”) or as further determined by the Board and, with regard to the office of Chief Executive Officer or employment with the Company subsequent to retirement from the offices of President and Chief Executive Officer, such authority and duties as determined by the Board.  The Executive shall serve with the necessary power and authority commensurate with such positions and, with regard to the offices of President and Chief Executive Officer, consistent with the manner which the Executive has carried out the responsibilities of such offices in the past.

2. Term.

(a) Initial Term.  This Agreement shall have an initial term commencing on the Effective Date and ending at 5pm Houston time on July 31, 2010 (the “Initial Term”); subject, however, to earlier termination as hereinafter provided.

(b) Automatic Extension.  Unless either the Executive or the Company gives at least ninety (90) days written notice prior to the expiration of the Initial Term, this Agreement shall be automatically extended an additional day so that on each and every day after the end of the Initial Term there shall always be a remaining term of ninety (90) days (the “Extension Period”).  Thereafter, if either the Executive or the Company gives written notice to the other that the term of this Agreement shall not be further so extended, the term of this Agreement shall not further automatically extend after date of receipt of such notice by the receiving party.  The Extension Period is subject to earlier termination as hereinafter provided.  The Initial Term and the Extension Period are collectively referred to herein as the “Term.”

(c) Expiration v. Termination.  “Expiration” of the Term or words or phrases of similar import refer to the termination of this Agreement due to passage of time.  “Termination” of this Agreement or words or phrases of similar import refer to the termination of this Agreement by either the Executive or the Company as described in Section 15 hereof, but does not include providing notice of no further automatic extension.

(d) Employment Status.  For the avoidance of doubt, the expiration of the Term shall not, in and of itself, result in the termination of the Executive’s employment with the Company.

3. Compensation.  As compensation for his services rendered under this Agreement, the Executive shall be entitled to receive for his employment services the following:

(a) Base Salary.  The Executive shall be paid an annual base salary of at least $504,000 per year, payable in equal monthly installments during the Term, which shall be prorated for any partial employment month.  Such base salary shall be subject to increase, but not decrease, by the Compensation and Human Resources Committee of the Board (the “Committee”) in its sole discretion.

(b) Bonuses.  During the Term, the Executive shall be eligible for a bonus on the same basis as other members of senior executive officers of the Company based upon criteria established by the Committee.  In the event that this Agreement expires prior to completion of fiscal year 2010, the Executive shall be entitled to receive 100% of the bonus to which he would otherwise be eligible for full fiscal year 2010, notwithstanding the fact that the Agreement may expire prior to the completion of fiscal year 2010.  To the extent the Executive is employed with the Company for any portion of a fiscal year, the Committee shall determine bonus for that portion of such fiscal year based upon the Executive’s individual performance as well the Company’s performance.  To the extent the Executive is not employed with the Company for any portion of a fiscal year, the Committee shall determine bonus for that portion of such fiscal year based only upon the Company’s performance.  Each bonus payment due under this Section 3(b) shall be made to the Executive at the same time as bonuses are paid to other members of senior executive officers of the Company, regardless of whether or not this Agreement expires or is otherwise terminated prior to the payment of such bonuses.

(c) Long Term Stock Incentives.  The Executive shall be eligible to receive awards of long term stock incentives by the Committee on the same basis as other senior executive officers of the Company.  Such long term stock incentives shall be governed by the terms of the stock incentive plans and the award agreements under which they are granted.  Upon the termination of the Executive’s employment with the Company on or after the expiration of the Term, long term stock incentives, all contributions made by the Company for the account of the Executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the Executive, shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same and, where applicable and allowable, the Committee shall take such action to effectuate the foregoing; provided, however, that if any such amount, benefit, or payment cannot become fully vested or a restriction period cannot be early terminated pursuant to such plan or arrangement on account of limitations imposed by law or the terms of such plan or arrangement, the Executive shall be entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the Executive will have to forfeit pursuant to such plan or arrangement on account of such termination of employment; provided, however, that if at the time of his termination of employment Executive is a “specified employee” under Internal Revenue Code (“IRC”) Section 409A, then payment of such amount shall be delayed until the date six months after Executive’s termination of employment.

(d) Additional Compensation.  The Executive shall be paid such additional compensation and bonuses, if any, as may be determined by the Committee from time to time, in its sole and absolute discretion.

4. Benefits.

(a) During the Term, in addition to the compensation to be paid to the Executive pursuant to Section 3 hereof, the Executive shall be included and entitled to participate in any hospital, surgical, and medical benefit plan, any group term life insurance policy, any disability insurance policy, any pension or profit sharing plan, or any other fringe benefits which may be extended generally to senior executive officers of the Company by the Board from time to time.  The Company agrees that it shall provide such benefits to the Executive on the same basis as the Company makes such benefits available to its senior executive officers from time to time.

5. Reimbursement of Expenses.  Subject to such reasonable rules and procedures as from time to time are specified by the Company or the Board, the Company shall reimburse the Executive on a timely basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

6. Place of Performance.  During the Term, the principal executive offices of the Company and the principal place for performance by the Executive of his duties, functions and responsibilities under this Agreement shall be in the Houston, Texas metropolitan area.  However, the Executive shall be available for travel as reasonably required by the Company on the same terms of his employment with the Company in effect immediately prior to the Effective Date.

7. Retirement; Board Service.

(a) Retirement.  At any time during the Term, the Board may request the Executive to retire as the President and Chief Executive Officer of the Company.  In such event, the Executive shall retire from such offices and, at the Company’s request, continue his employment with the Company for the duration of the Term so as to promote management continuity subject to the terms and conditions of this Agreement.  In the event that the Executive retires at the Company’s request and his employment with the Company is not continued, then this Agreement shall terminate and the Executive shall be entitled to receive the payments and other benefits due hereunder as if this Agreement were terminated by the Company other than with cause as described in Section 13 of this Agreement.

(b) Board Service.  The Executive currently serves as a member of the Board.  The Executive shall be willing to continue to serve, if so nominated and elected, as a member of the Board during the Term and to the date of the 2013 annual shareholders’ meeting relating to the election of the Board regardless of whether the Executive remains an employee of the Company.  If the Executive’s employment with the Company is terminated for any reason whatsoever, the Board may request the Executive’s resignation from the Board, and the Executive will tender his resignation to the Board within ten (10) days after such request is made.

If the Executive is no longer an employee of the Company, but continues to serve on the Board, the Executive shall be entitled to directors’ fees, expenses, and other compensation and shall be eligible to receive long term stock incentives on the same basis as other members of the Board.

If the Executive is no longer an employee of the Company, unless the Executive’s employment with the Company was terminated by the Company for cause, upon the termination of the Executive’s services as a member of the Board, long term stock incentives, all contributions made by the Company for the account of the Executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued service of the Executive on the Board, shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same and, where applicable and allowable, the Committee shall take such action to effectuate the foregoing; provided, however, that if any such amount, benefit, or payment cannot become fully vested or a restriction period cannot be early terminated pursuant to such plan or arrangement on account of limitations imposed by law or the terms of such plan or arrangement, the Executive shall be entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the Executive will have to forfeit pursuant to such plan or arrangement on account of such termination of service on the Board; provided, however, that if at the time of his termination of employment Executive is a “specified employee” under IRC Section 409A, then payment of such amount shall be delayed until the date six months after Executive’s termination of employment”.

8. Consulting Services.  Subsequent to the Term, if the Executive’s employment with the Company is terminated, the Board may ask the Executive to become an independent consultant to the Company on mutually agreeable terms. Before entering into any consulting arrangement, the Company and the Board shall determine the impact, if any, that Executive’s becoming a consultant to the Company would have on the termination of his employment for the purpose of determining whether such termination of employment constituted a “separation from service” under IRC Section 409A.

9. Confidentiality/Trade Secrets.  The Parties acknowledge that Executive’s position with the Company is one of trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company.  Both during the term of Executive’s employment by the Company and thereafter, the Parties covenant and agree as follows:

(a) that the Company will provide Executive access to trade secrets and confidential, proprietary information of the Company including, but not limited to, proprietary information concerning the Company’s customers and suppliers and the Company’s relationship with same, the identity of key employees and their areas of expertise, its arrangements with customers and suppliers, its trade secrets, and its technical data, records, compilations of information, processes, budgets, forecasts, margins, and specifications relating to its customers, suppliers, products and services (hereafter “Confidential Information”);

(b) that Executive will exercise diligence to protect and safeguard the  Confidential Information;

(c) that Executive shall not disclose any of such Confidential Information, except as may be required in the course of his employment; and

(d) that Executive shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such Confidential Information.

All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon the expiration of the Term or the termination of this Agreement for any reason whatsoever; provided however, that to the extent the Executive continues his employment with the Company, continues to serve on the Board or provides consulting services to the Company subsequent to expiration of the Term or the termination of this Agreement, the Executive shall be entitled to retain such property until the termination of such employment or service.

The Executive shall not be required to keep confidential or restrict the use of any Confidential Information (i) which he may be required to disclose at the express direction of any authorized government agency, pursuant to a subpoena or other court process, or as otherwise required by any law, rule, regulation or order of any regulatory body, (ii) which has become generally available to the public by means other than a breach of this Agreement by the Executive, or (iii) as to which disclosure or use the Board consents in writing in its sole and absolute discretion.

10. Non-Competition; Non-Solicitation.

(a) In consideration of the mutual covenants contained in Section 9 herein and other valuable consideration, the Executive covenants and agrees that during the Term and subsequent to the termination of this Agreement during the period that the Executive receives payments under Section 16(c) or 16(f) of this Agreement, he shall not without the prior written consent of the Board, in its sole discretion, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or through any kind of ownership or investment (other than ownership of securities of publicly held corporations of which the Executive owns less than five percent (5%) of any class of outstanding securities) or in any other representative or individual capacity, engage in any business or render any services to any business that is in competition with the business of the Company or its affiliates (the Company is in engaged in the business of international offshore drilling of exploratory and developmental oil and gas wells and related support services).

(b) In consideration of the mutual covenants contained in Section 9 herein and other valuable consideration, the Executive covenants and agrees that during the Term and during the period expiring one year after the later of the expiration or termination of this Agreement, he shall not encourage, solicit or induce, any employee, manager, supervisor, officer or director of the Company or its affiliates to terminate his or her employment with the Company or any affiliate of the Company; provided, however, that notwithstanding anything in the foregoing to the contrary, this provision shall not apply to (i) the employment or otherwise working with any such person who contacts the Executive solely on his or her own initiative and without direct or indirect solicitation by the Executive or (ii) conducting general solicitations for employees or independent contractors (which solicitations are not specifically targeted at the Company’s employees, managers, supervisors, officers or directors) through the use of media advertisements, professional search firms or otherwise.

11. Remedies for Breach of Covenants of the Executive and the Company.  The covenants set forth in Sections 9 and 10 of this Agreement shall continue to be binding upon the Executive, notwithstanding the expiration of the Term or termination of this Agreement.  It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and that injunctive relief, in addition to any other remedies that may be available to the Company at law or in equity, shall be available to the Company to prevent the breach or any threatened breach thereof.

The parties further expressly agree that any other obligations arising under this Agreement which arise subsequent to the expiration of the Term or the termination of this Agreement shall also be enforceable and binding upon each other notwithstanding the prior expiration of the Term or the termination of this Agreement.

12. Definition of Change of Control. For the purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following:

(a) The acquisition or formal tender offer by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or any subsidiary of the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(b) The Company shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary; or

(c) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

For the purposes of this Agreement, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) promulgated under the Exchange Act.

13. Discharge with Cause.  For the purposes of this Agreement, the Company shall be deemed to have terminated the Executive’s employment for cause only if any one of the following conditions existed:

(a) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive’s duties; or

(b) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Any termination by the Company of the Executive’s employment with cause under subsections (a) and (b) above shall be made in good faith at the sole discretion of the Board.

14. Resignation for Good Reason.  For the purposes of this Agreement, the Executive shall be deemed to have resigned for good reason if the Company assigns to the Executive any duties inconsistent in any material respect with the Executive’s position (including status, office, title, and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in material diminution in such position, authority, duties or responsibilities of the Executive other than by way of a request by the Board that the Executive retire from the offices of President and Chief Executive Officers pursuant to Section 7 hereof.

15. Termination.

(a) Termination by the Executive with Cause.  The Executive may, upon written notice effective immediately, terminate this Agreement “with cause” if any one of the following conditions exist:

(i) If the Company breaches any material provision of this Agreement or fails to perform any of its obligations hereunder, and such breach or failure continues for at least ten days after the Executive provides written notice to the Company specifying in reasonable detail the nature of such breach or failure.  It is expressly understood that (i) during the Term, a relocation of the principal corporate offices of the Company outside of the Houston, Texas metropolitan area without the prior consent of the Executive and (ii) the failure to timely pay any amounts due hereunder each shall constitute a material breach of this Agreement by the Company, or

(ii) If the Executive resigns for good reason as defined in Section 14 of this Agreement.

The resignation of the Executive at any time during the Term when none of the foregoing conditions exist shall be deemed a resignation without cause by the Executive.

(b) Termination by Company with Cause or due to Death.  The Board may, upon written notice effective immediately, terminate this Agreement if any one of the following conditions exist:

(i) If “cause” exists as defined in Section 13 of this Agreement, or

(ii) If the Executive should die (effective on the date of death).

The termination by the Company of the Executive’s employment or this Agreement when none of the foregoing conditions exist shall be deemed to be a termination without cause.

16. Post-Termination Matters

(a) Salary.  In the event of the termination of this Agreement by either party for any reason whatsoever, the Executive shall be entitled to his salary pursuant to Section 3(a), computed on a pro rata basis to and including such date of termination.

(b) Bonuses.  In the event that this Agreement is terminated by the Company (other than with cause as described in Section 13 of this Agreement) or by the Executive with cause as described in Section 15 of this Agreement, the Executive shall be entitled to receive 100% of the bonus to which he would otherwise be eligible for full fiscal years 2009 and 2010, notwithstanding the fact that the Agreement may be terminated prior to the completion of such fiscal years.  In the event that this Agreement is terminated subsequent to the completion of fiscal year 2010 by the Company (other than with cause as described in Section 13 of this Agreement) or by the Executive with cause as described in Section 15 of this Agreement, the Executive shall also be entitled to receive any bonus specified in Section 3(b) hereof calculated on a pro rata basis to the date of such termination and payable immediately following Executive’s termination of employment, except that if at the time of his termination of employment Executive is a “specified employee” under IRC Section 409A, then payment of such amount shall be delayed until the date six months after Executive’s termination of employment.

(c) Severance Payment.  In the event that this Agreement is terminated by the Company (other than with cause as described in Section 13 of this Agreement) or by the Executive with cause as described in Section 15 of this Agreement, the Executive shall be entitled to receive as a severance cash payment the full amount of the base salary which would have been paid to the Executive thru the expiration of the Term, payable in equal consecutive monthly installments commencing on the first day of the month after the date of termination of employment and continuing through the unexpired portion of the Term, except that if at the time of his termination of employment Executive is a “specified employee” under IRC Section 409A, then payment of such monthly installments shall not commence until the date six months after Executive’s termination of employment, and the first payment made after the expiration of such six-month period shall include the total amount of any installments not made during such six-month period that would otherwise have been made if Executive had not been a “specified employee” under IRC Section 409A.

In the event that this Agreement is terminated by the Company for cause as described in Section 13 of this Agreement, the Executive shall be shall be obligated to comply with the provisions of Section 10 of this Agreement thru the expiration of the Term in consideration of the payment of $1,000 per month by the Company to the Executive during such period, except that if at the time of his termination of employment Executive is a “specified employee” under IRC Section 409A, then payment of such $1,000 monthly amounts shall not commence until the date six months after Executive’s termination of employment and the first payment made after the expiration of such six-month period shall include the total amount of any $1,000 payments not made during such six-month period that would have been made if Executive had not been a “specified employee” under IRC Section 409A.

(d) Vesting of Benefits.

(i)           In the event that this Agreement is terminated prior to the expiration of the Initial Term by the Company (other than with cause as described in Section 13 of this Agreement) or by the Executive with cause as described in Section 15 of this Agreement, long term stock incentives, all contributions made by the Company for the account of the Executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the Executive, shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same and, where applicable and allowable, the Committee shall take such action to effectuate the foregoing; provided, however, that if any such amount, benefit, or payment cannot become fully vested or a restriction period cannot be early terminated pursuant to such plan or arrangement on account of limitations imposed by law or the terms of such plan or arrangement, the Executive shall be entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the Executive will have to forfeit pursuant to such plan or arrangement on account of such termination of employment, except that if at the time of his termination of employment Executive is a “specified employee” under IRC Section 409A, then payment of such amount shall be delayed until the date six months after Executive’s termination of employment.

(ii)           In the event that this Agreement is terminated on or after the expiration of the Initial Term (other than by the Company for cause as described in Section 13 of this Agreement), long term stock incentives, all contributions made by the Company for the account of the Executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the Executive, shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same and, where applicable and allowable, the Committee shall take such action to effectuate the foregoing; provided, however, that if any such amount, benefit, or payment cannot become fully vested or a restriction period cannot be early terminated pursuant to such plan or arrangement on account of limitations imposed by law or the terms of such plan or arrangement, the Executive shall be entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the Executive will have to forfeit pursuant to such plan or arrangement on account of such termination of employment, except that if at the time of his termination of employment Executive is a “specified employee” under IRC Section 409A, then payment of such amount shall be delayed until the date six months after Executive’s termination of employment.

(e) Continuation of Benefits.  In the event that this Agreement is terminated by the Company (other than with cause as described in Section 13 of this Agreement) or by the Executive with cause as described in Section 15 of this Agreement, for so long as allowed by such plans the Company shall continue the participation of the Executive at Executive’s expense to the extent allowed by the plans and on the same basis as extended to senior executive officers of the Company from time to time in all life, accident, disability, medical, dental and all other health plans maintained by the Company for its senior executives.

(f) Resignation Without Cause by the Executive.  In the event that the Executive resigns without cause during the Term, then the Executive shall not be entitled to any of the benefits under Sections 16(b), (c), (d)(i) or (e) above, but (i) shall be entitled to receive the benefits under Section 16(d)(ii) above, if applicable, and (ii) shall be obligated to comply with the provisions of Section 10 of this Agreement thru the expiration of the Term in consideration of the payment of $1,000 per month by the Company to the Executive during such period, except that if at the time of his termination of employment Executive is a “specified employee” under IRC Section 409A, then payment of such $1,000 monthly amounts shall not commence until the date six months after Executive’s termination of employment and the first payment made after the expiration of such six-month period shall include the total amount of any $1,000 payments not made during such six-month period that would have been made if Executive had not been a “specified employee” under IRC Section 409A.

(g) Death Benefits.  In the event that this Agreement is terminated due to the death of the Executive, the Company shall:

(i) pay to the estate of the Executive or his designated beneficiary an amount equal to the greater of the amount payable under the Company’s salary continuation plan if then in effect or the annual base salary of the Executive in effect on the date of death, such amount to be payable, however, in equal consecutive monthly installments over a period of twelve (12) months commencing on the first day of the month after the date of such termination;

(ii) pay to the estate of the Executive or his designated beneficiary the benefits under Sections 16(a), (b) and (d) above; and

(iii) to the extent allowed by the plans and for so long as provided for under such plans, continue the participation of the spouse of the Executive at her expense in all life, accident, disability, medical, dental and other health plans maintained by the Company for its senior executives.

(h) Payments to the Executive which are delayed as a result of IRC Section 409A shall bear interest at a rate equal to the interest paid by the Company, from time to time, for financings under its revolving credit facilities and shall be paid from the date of first delay of any payments to Executive until due under the terms of this Agreement.

17. Tax Matters.  If the Executive is a disqualified individual (as the term “disqualified individual” is defined in IRC Section 280G) and if any portion of the severance benefits under this Agreement would be an excess parachute payment (as the term “excess parachute payment” is defined in IRC Section 280G) but for the application of this sentence, then the amount of the severance benefits otherwise payable to the Executive pursuant to this Agreement will  be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the severance benefits, as so reduced, constitutes an excess parachute payment.  The determination of whether any reduction in the amount of the severance benefits is required pursuant to this Section 17 will be made by the Company’s independent accountants.  The fact that the Executive has his Severance Benefits reduced as a result of the limitations set forth in this Section 17 will not of itself limit or otherwise affect any rights of the Executive arising other than pursuant to this Agreement.

The Company and the Executive intend that no provision of this Agreement will result in a payment to Executive, or in a vesting in Executive of, nonqualified deferred compensation under IRC Section 409A that does not comply with the requirements of IRC Section 409A.  If any provision of this Agreement can be interpreted or administered either in a way that would provide for a payment to Executive, or a vesting in Executive of, nonqualified deferred compensation under IRC Section 409A that would not comply with the requirements of IRC Section 409A or alternatively in a way that would provide for a payment that would not be nonqualified deferred compensation under IRC Section 409A that would not comply with the requirements of IRC Section 409A, the latter interpretation or administrative measure or practice shall be adopted in interpreting or administering the Agreement. Additionally, in the case of any payment that is to be made under this Agreement upon Executive’s “termination” or “termination of employment” and that implicates the requirements of IRC Section 409A, the word “termination” or the phrase “termination of employment,” as the case may be, shall have the same meaning under this Agreement as the phrase “separation from service” has in regulations under IRC Section 409A.

For the avoidance of doubt, the Executive shall be responsible for the payment of personal income taxes related to payments due to the Executive under this Agreement.

18. General Provisions.

(a) Notices.  Any notices to be given hereunder by either party to the other may be effected either by personal delivery or by fax in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Mailed notices shall be addressed as follows:

(1)           If to the Company:

Atwood Oceanics, Inc.
15835 Park Ten Place Drive
Houston, TX 77084
Attn:           James M. Holland
Fax:           281-749-7940

(2)           If to the Executive:

John R. Irwin
c/o Atwood Oceanics, Inc.
15835 Park Ten Place Drive
Houston, TX 77084

Either party may change its address for notice by giving notice in accordance with the terms of this Section 18(a) of this Agreement.

(b) Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

(c) Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

(d) Entire Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof other than that certain Executive Agreement, dated September 22, 2009 between the Executive and the Company (the “Executive Agreement”) and that Atwood Oceanics, Inc. Retention Plan for Certain Salaried Employees, as may be amended or in place from time to time (the “Retention Plan”), both of which shall which shall continue in effect in accordance with their terms.  Notwithstanding anything in the foregoing to the contrary, while this Agreement (or any replacement agreement) remains in effect, compensation, benefits, and any other payments or consideration provided for hereunder shall be credited against amounts due for the same categories of payment due under the Executive Agreement or the Retention Plan, but only to the extent that such payments are duplicative.  No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.  In the event of any inconsistency or conflict between this Agreement, the Executive Agreement or the Retention Plan, this Agreement shall control over the Executive Agreement or the Retention Plan, and the Executive Agreement shall control over the Retention Plan; provided, however, in the event payments to the Executive are due under both this Agreement and the Executive Agreement the tax provisions of Section 10 of the Executive Agreement shall replace the first paragraph of Section 17 hereof.

(e) Binding Effect.  This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns.  All of the provisions of this Agreement shall be fully applicable to any successor to the Company resulting from a Change of Control.  The Company agrees that in the event of a tender or exchange offer, merger, consolidation or liquidation or any such similar event involving the Company, its securities or assets, it shall reveal the existence of this Agreement to the acquiring person or entity.  The Company further agrees that if such action is not inconsistent with the best interests of the Company, it shall condition approval of any transactions proposed by the acquiror upon obtaining the consent, in writing, of the potential successor to the Company to be bound by this Agreement.  In the event the Executive dies prior to the termination of this Agreement, any compensation or other payment due and owing to the Executive on or before the date of the Executive’s death shall be paid to his estate, executors, administrators, heirs or legal representatives.  Since the duties and services of the Executive hereunder are special, personal and unique in nature, the Executive may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

(f) Remedies.  If the Executive or the Company shall file any judicial action for enforcement of this Agreement and successfully recover compensation or damages, the successful party shall be entitled to recover in such proceeding an additional amount equal to interest at ten percent (10%) per annum on the amount recovered from the date such amount was due and payable together with all expenses and reasonable attorneys’ fees incurred in obtaining legal advice and counseling respecting his or its rights under this Agreement and in prosecuting and disposing of such action.  The provisions of this Section shall be cumulative and without prejudice to any other right or remedy to which the Executive or the Company may be entitled either at law, in equity or under this Agreement and shall not constitute the exclusive remedy of the Executive or the Company for breach of this Agreement.

(g) Waiver.  The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provisions by either party or of the breach of any other term or provision of this Agreement.

(h) Titles.  Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph or provision of this Agreement.

(i) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Retention Agreement in Houston, Texas as of the day and year first written above.

COMPANY:

Atwood Oceanics, Inc.

By:               /s/ James M. Holland
Name:          James M. Holland
Title:           Senior Vice President and Secretary

EXECUTIVE:

By:           /s/ John R. Irwin
John R. Irwin

Agreed, Approved and Accepted by the
Compensation and Human Resources Committee
of the Board of Directors of Atwood Oceanics, Inc.

By:                 /s/ George S. Dotson
Name:           George S. Dotson
Title:             Chairperson